Exhibit 99.1

Filed by Old National Bancorp

Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: Indiana Community Bancorp

Commission File No.: 000-18847

FOR IMMEDIATE RELEASE April 30, 2012

NYSE: ONB

oldnational.com

Contacts:

Media:

Kathy A. Schoettlin – (812) 465-7269

Executive Vice President – Communications

Financial Community:

Lynell J. Walton – (812) 464-1366

Senior Vice President – Investor Relations

Old National Bancorp begins year with strong first quarter results

1st QUARTER HIGHLIGHTS:

•	Quarterly net income increases 32% over 1st quarter 2011

•	EPS of $.23 includes $.8 million of acquisition and integration expenses and $1.9 million of net Integra-related OREO expenses

•	Credit quality metrics and capital position remain strong and continue to improve

•	Board of Directors declares cash dividend of $.09 per common share

Evansville, Ind. (April 30, 2012) – Today Old National Bancorp (NYSE: ONB) reported 1st quarter net income of $21.7 million, or $.23 per share. Included in these results were $.8 million of acquisition and integration expenses and $1.9 million of net Integra-related other real estate owned (OREO) expenses. These 1st quarter results compare to the net income of $22.2 million, or $.23 per share, that Old National reported in 4th quarter 2011, and reflect a 32.2% increase over 1st quarter 2011 net income.

First quarter 2012 results included $.8 million in acquisition-related expenses, half of which resulted from the July 29, 2011, FDIC –assisted acquisition of Integra Bank with the other half from the pending acquisition of Indiana Community Bancorp (announced January 25, 2012). Excluding these acquisition expenses, Old National’s 1st quarter earnings would have been $22.3 million, or $.24 per share. Fourth quarter 2011 results also included a total of $5.2 million in acquisition-related expenses: $.8 million from the Monroe Bancorp acquisition that was completed 1st quarter of 2011 and $4.4 million from the Integra Bank acquisition. Excluding these acquisition expenses, Old National’s 4th quarter 2011 earnings would have been $25.9 million, or $.27 per share. Refer to Table 1 and Table 2 for Non-GAAP reconciliations.

Old National Bancorp’s Board of Directors also declared a common stock dividend of $.09 per share on the Company’s outstanding shares. This dividend is payable June 15, 2012, to shareholders of record on June 1, 2012. For purposes of broker trading, the ex-date of the cash dividend is May 30, 2012.

“The positive impact from our recent acquisitions, along with our focus on improving already strong capital and credit metrics, maintaining a low-cost core funding base, and improving efficiencies within our core bank, have resulted in another strong quarter for Old National,” stated Old National President and CEO Bob Jones. “While our C&I portfolio has been negatively impacted by runoff associated with the acquisitions and moderate organic growth, the economy is slowly improving and we have seen loan growth in key consumer segments.”

FDIC-Assisted Acquisition

On July 29, 2011, Old National Bancorp acquired certain assets and assumed substantially all deposits and certain liabilities of Integra Bank, N.A. (Integra) from the Federal Deposit Insurance Corporation (FDIC) in an FDIC-assisted transaction.

As part of this transaction, Old National entered into loss sharing agreements with the FDIC that cover, as of March 31, 2012, $548.6 million in fair value of loans (covered loans) and $24.7 million in fair value of other real estate owned. According to the terms of the loss sharing agreements, the FDIC will reimburse Old National for 80% of the losses up to $275.0 million, 0% of losses from $275.0 million up to $467.2 million and 80% of losses in excess of $467.2 million. The loss sharing agreement applicable to single-family residential mortgage loans remains in effect for 10 years. The loss sharing agreement applicable to other covered assets is five years for losses and eight years for recoveries.

Committed to our Strategic Imperatives

Old National’s strong performance can be attributed to our unwavering commitment to the following strategic imperatives:

1.	Strengthen the risk profile.

2.	Enhance management discipline.

3.	Achieve consistent quality earnings.

1. STRENGTHEN THE RISK PROFILE

Credit Quality

Old National reported provision expense in the 1st quarter of 2012 of $2.1 million, compared to $1.0 million in the 4th quarter of 2011 and $3.3 million in the 1st quarter of 2011. Old National’s net charge-offs for 1st quarter 2012 were $4.2 million, or .36% of total loans, compared to $8.5 million, or .71% of total loans in 4th quarter 2011 and $2.9 million, or .27% of total loans, in 1st quarter 2011.

Excluding covered loans, provision expense for the 1st quarter of 2012 was $1.0 million, compared to essentially none in 4th quarter 2011 and $3.3 million in 1st quarter 2011. Old National’s net charge-offs for the 1st quarter, excluding covered loans, were $3.4 million, a decrease of $4.8 million from the $8.2 million reported in 4th quarter 2011 and an increase of $.5 million from the $2.9 million in net charge-offs reported in 1st quarter 2011.

Excluding covered loans, Old National’s allowance for loan losses at March 31, 2012, was $54.7 million, or 1.33% of total loans, compared to an allowance of $57.1 million, or 1.38% of total loans at December 31, 2011, and $72.7 million, or 1.74% of total loans, at March 31, 2011. Excluding covered loans, the coverage of allowance to non-performing loans stood at 48% at March 31, 2012, compared to 49% at December 31, 2011.

“We continue to be pleased with consistent improvement in our already strong credit metrics as well as the performance of the covered Integra portfolio,” stated Chief Credit Officer Daryl Moore. “In the quarter we saw meaningful reductions in Special Mention and Problem Loans, both in our covered Integra portfolio as well as our non-FDIC related portfolio. In addition, on a consolidated basis, we saw declines in our OREO balances as well as in our 30+ day delinquent loan levels. Overall, it was a strong quarter from a credit standpoint.”

The following table presents certain credit quality metrics related to Old National’s loan portfolio:

($ in millions)	2009	2010	2011	4Q11	4Q11*	1Q12	1Q12*
Non-Performing Loans(NPLs)	$67.0	$70.9	$299.5	$299.5	$116.7	$272.6	$114.1
Problem Loans (Including NPLs)	$157.1	$174.3	$404.3	$404.3	$204.1	$370.0	$184.0
Special Mention Loans	$103.5	$84.0	$103.2	$103.2	$80.1	$97.2	$77.1
Net Charge-Off Ratio	1.40%	.75%	.49%	.71%	.79%	.36%	.33%
Provision for Loan Losses	$63.3	$30.8	$7.5	$1.0	$.1	$2.1	$1.0
*	Excludes covered loans.

2. ENHANCE MANAGEMENT DISCIPLINE

Expense Management

Old National reported total noninterest expenses of $91.3 million for the 1st quarter of 2012, compared to $93.7 million in the 4th quarter of 2011 and $79.9 million for the 1st quarter of 2011. Noninterest expenses for 1st quarter 2012 included $9.7 million in OREO expenses related to Integra Bank assets of which 80% are reimbursable to Old National under the terms of the loss share agreement and recorded as a change to the indemnification asset in other income. The 1st quarter of 2012 also included $.4 million and $.4 million, respectively, of Integra Bank and Indiana Community Bancorp-related acquisition costs. Noninterest expenses for 4th quarter 2011 included $4.4 million and $.8 million, respectively, of Integra Bank and Monroe Bancorp-related acquisition costs.

Capital Management

Old National’s capital position remained well above industry requirements at March 31, 2012, with regulatory tier 1 and total risk-based capital ratios of 14.0% and 15.4%, respectively, compared to 13.5% and 15.0% at December 31, 2011, and 12.8% and 14.3% at March 31, 2011.

The ratio of tangible common equity to tangible assets improved to 9.23% at March 31, 2012, compared to 8.97% at December 31, 2011, and 9.12% at March 31, 2011. Refer to Table 3 for Non-GAAP reconciliations.

	Well Capitalized	ONB at March 31, 2012
Tier 1 Risk-Based Capital Ratio	> 6%	14.0%
Total Risk-Based Capital Ratio	> 10%	15.4%
Tier 1 Leverage Capital Ratio	> 5%	8.8%

3. ACHIEVE CONSISTENT QUALITY EARNINGS

Balance Sheet and Net Interest Margin

At March 31, 2012, Old National’s total loans were $4.667 billion compared to $4.772 billion at December 31, 2011, a decrease of $104.6 million. The majority of the decrease ($77.8 million) occurred in the covered loan portfolio and came primarily as a result of payoffs and paydown activity. For 1st quarter 2012 average total loans were $4.711 billion, a $101.7 million decrease from the $4.813 billion for the 4th quarter 2011.

Total investments, including money market accounts, amounted to $2.775 billion at March 31, 2012, an increase of $154.5 million compared to $2.621 billion at December 31, 2011. Average total investments were $2.651 billion for the 1st quarter compared to $2.761 billion in the 4th quarter. Securities gains for the 1st quarter (net of $.1 million of other-than-temporary impairment) totaled $.5 million, compared to 4th quarter securities gains of $2.8 million (net of $.9 million of other-than-temporary impairment).

Total core deposits, including demand and interest-bearing deposits, continued to increase with a balance of $6.647 billion at March 31, 2012, compared to $6.590 billion at December 31, 2011. Importantly, Old National’s noninterest-bearing demand deposits increased $39.5 million during the 1st quarter, from $1.729 billion at December 31, 2011, to $1.768 billion at March 31, 2012.

Old National reported net interest income of $74.3 million for 1st quarter 2012 compared to $76.6 million in 4th quarter 2011, and $61.4 million for 1st quarter 2011. Included in 1st quarter 2012 net interest income is $3.0 million associated with the Monroe acquisition, and $9.6 million associated with the Integra acquisition, related to the purchase accounting marks. Included in 4th quarter 2011 net interest income is $7.1 million associated with the Monroe acquisition, and $6.3 million associated with the Integra acquisition, related to the purchase accounting marks.

On a fully taxable equivalent basis, net interest income was $77.3 million for 1st quarter 2012 and represented a net interest margin on total average earning assets of 4.20%. This compares to net interest income on a fully taxable equivalent basis of $79.6 million and a margin of 4.20% in 4th quarter 2011 and net interest income on a fully taxable equivalent basis of $64.4 million and a margin of 3.62% for 1st quarter 2011. Included in 1st quarter 2012 net interest margin is 16 basis points associated with the Monroe acquisition, and 52 basis points associated with the Integra acquisition, related to the purchase accounting marks. Included in 4th quarter 2011 net interest margin is 37 basis points associated with the Monroe acquisition, and 32 basis points associated with the Integra acquisition, related to the purchase accounting marks. Refer to Tables A and B for Non-GAAP taxable equivalent reconciliations.

Fees, Service Charges and Other Revenue

Total fees, service charges and other revenue were $48.4 million for 1st quarter 2012 compared to $46.1 million in 4th quarter 2011 and $41.3 million in 1st quarter 2011. The 1st quarter of 2012 contained $1.2 million in seasonal contingency revenue from the insurance business, compared to none in 4th quarter 2011 and $1.7 million in 1st quarter 2011.

Acquisition Update

In a press release dated January 25, 2012, Old National Bancorp announced its intent to acquire Indiana Community Bancorp in an all stock transaction. Under the terms of the merger agreement, which was approved by the boards of both companies, Indiana Community Bancorp shareholders will receive 1.90 shares of Old National Bancorp common stock for each share of Indiana Community Bancorp common stock held by them. As provided in the merger agreement, the exchange ratio is subject to certain adjustments (calculated prior to closing) under circumstances where the consolidated shareholders’ equity of Indiana Community Bancorp is below a specified amount, the loan delinquencies of Indiana Community Bancorp exceed a specified amount or, the credit mark for certain “Special Loans” of Indiana Community Bancorp (as defined in the merger agreement) falls outside a specified range. Based upon current estimates, no adjustments to the 1.90 exchange ratio would be required as a result of the shareholders’ equity or delinquent loan levels. However, the credit mark for the Special Loans as determined under the merger agreement (and as adjusted for net charge-offs on those loans after December 31, 2011), was $36.792 million as of March 31, 2012. If the exchange ratio adjustment was measured as of March 31, 2012, this would have resulted in a reduction in the exchange ratio from 1.90 shares of Old National Bancorp common stock for each share of Indiana Community Bancorp common stock, to 1.8241 shares. It is important to note, however, that the exchange ratio may be adjusted up or down between March 31, 2012, and 10 days before the closing of the merger based on further changes in the credit mark for the certain loans. The transaction is expected to close in the third quarter of 2012, subject to approval by federal and state regulatory authorities and Indiana Community Bancorp’s shareholders and the satisfaction of the closing conditions provided in the merger agreement.

About Old National

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.6 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the US and the 10th largest bank-owned insurance agency. For more information and financial data, please visit Investor Relations at oldnational.com.

Conference Call

Old National will hold a conference call at 10:00 a.m. Central on Monday, April 30, 2012, to discuss 1st quarter 2012 financial results, strategic developments, and the Company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central on April 30 through May 14. To access the replay, dial 1-855-859-2056, conference code 70347875.

Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Old National’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or the Quarterly Financial Trends supplement to this earnings release, which can be found on Investor Relations at oldnational.com.

Additional Information for Shareholders

In connection with the proposed merger, Old National Bancorp will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of Indiana Community Bancorp and a Prospectus of Old National Bancorp, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Old National Bancorp and Indiana Community Bancorp, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Old National Bancorp at www.oldnational.com under the tab “Investor Relations” and then under the heading “Financial Information” or from Indiana Community Bancorp by accessing Indiana Community Bancorp’s website at www.myindianabank.com under the tab “Shareholder Relations” and then under the heading “Documents.”

Old National Bancorp and Indiana Community Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Indiana Community Bancorp in connection with the proposed merger. Information about the directors and executive officers of Old National Bancorp is set forth in the proxy statement for Old National’s 2012 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 14, 2012. Information about the directors and executive officers of Indiana Community Bancorp is set forth in Item 12 of Indiana Community Bancorp’s Form 10-K for its fiscal year ended December 31, 2011, as filed with the SEC on March 15, 2012. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Table 1: Non-GAAP Reconciliation- 1Q12 Adjusted Earnings Per Share

($ in millions, except per-share data)	Reported 1Q12	Adjustments		Adjusted 1Q12
Total Revenues	$123.4	$-0-		$123.4
Noninterest Expenses	91.3	(.8	)*	$90.5
Provision Expense	2.1	-0-		2.1
Income Before Income Taxes	$30.1	.8		$30.9
Income Taxes	$8.3	.2		$8.5
Net Income	$21.7	$.6		$22.3
Common Shares Outstanding (in millions)	94.8	94.8		94.8
Earnings Per Share	$.23	$.01		$.24

*	Represents $.8 million of acquisition expenses

Table 2: Non-GAAP Reconciliation- 4Q11 Adjusted Earnings Per Share

($ in millions, except per-share data)	Reported 4Q11	Adjustments		Adjusted 4Q11
Total Revenues	$125.7	$-0-		$125.7
Noninterest Expenses	93.7	(5.2	)*	88.5
Provision Expense	1.0	-0-		1.0
Income Before Income Taxes	31.0	5.2		36.2
Income Taxes	8.8	1.5		10.3
Net Income	$22.2	$3.7		$25.9
Common Shares Outstanding (in millions)	94.9	94.9		94.9
Earnings Per Share	$.23	$.04		$.27

*	Represents $5.2 million of acquisition expenses

Table 3: Non-GAAP Reconciliation-Tangible Equity to Tangible Assets

(end of period balances - $ in millions)	December 31, 2011	March 31, 2012
Total Shareholders’ Equity	$1,033.6	$1,050.4
Deduct: Goodwill and Intangible Assets	(286.8)	(284.8)
Tangible Shareholders’ Equity	$746.8	$765.6
Total Assets	$8,609.7	$8,581.1
Add: Trust Overdrafts	.6	.1
Deduct: Goodwill and Intangible Assets	(286.8)	(284.8)
Tangible Assets	$8,323.5	$8,296.4
Tangible Equity to Tangible Assets	8.97%	9.23%

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to; market, economic, operational, liquidity, credit and interest rate risks associated with Old National's business, competition, government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations), ability of Old National to execute its business plan (including the proposed acquisition of Indiana Community Bancorp), changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of Old National’s internal controls, failure or disruption of our information systems, failure to adhere to or significant changes in accounting, tax or regulatory practices or requirements, new legal obligations or liabilities or unfavorable resolutions of litigations, other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

OLD NATIONAL BANCORP

Financial Highlights (Table A)

	Three-Months Ended
($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	Mar. 31, 2012	Dec. 31, 2011	Change	% Change
Income Data:
Net Interest Income	$74,273	$76,595	$(2,322)	(3.0)%
Taxable Equivalent Adjustment	3,051	2,979	72	2.4
Net Interest Income (FTE)	77,324	79,574	(2,250)	(2.8)
Fees, Service Charges and Other Revenues	48,428	46,120	2,308	5.0
Securities Gains (Losses) (a)	523	2,755	(2,232)	(81.0)
Derivative Gains (Losses)	182	272	(90)	(33.1)
Total Revenue (FTE)	126,457	128,721	(2,264)	(1.8)
Provision for Loan Losses	2,056	1,036	1,020	98.5
Noninterest Expense	91,287	93,680	(2,393)	(2.6)
Income before Taxes	33,114	34,005	(891)	(2.6)
Provision for Taxes (FTE)	11,391	11,791	(400)	(3.4)
Net Income	21,723	22,214	(491)	(2.2)
Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	.23	.23	-0-	-0-
Average Diluted Shares Outstanding	94,833	94,866	(33)	-0-
Book Value	11.10	10.92	.18	1.6
Stock Price	13.14	11.65	1.49	12.8
Performance Ratios:
Return on Average Assets	1.02%	1.01%	.01%	1.0
Return on Average Common Equity (c)	8.34	8.64	(.30)	(3.5)
Net Interest Margin (FTE)	4.20	4.20	-0-	-0-
Other Expense to Revenue (Efficiency Ratio) (d)	70.88	72.02	(1.14)	(1.6)
Net Charge-offs to Average Loans (e)	.33	.79	(.46)	(58.2)
Reserve for Loan Losses to Ending Loans (e)	1.33	1.38	(.05)	(3.6)
Non-Performing Loans to Ending Loans (e)	2.77	2.82	(.05)	(1.8)
Balance Sheet:
Average Assets	$8,524,398	$8,759,154	$(234,756)	(2.7)
End of Period Balances:
Assets	8,581,058	8,609,683	(28,625)	(.3)
Investments	2,758,366	2,589,517	168,849	6.5
Money Market Investments (f)	16,857	31,246	(14,389)	(46.1)
Commercial Loans and Leases	1,276,126	1,341,409	(65,283)	(4.9)
Commercial Real Estate Loans	1,317,001	1,393,304	(76,303)	(5.5)
Consumer Loans	966,832	990,061	(23,229)	(2.3)
Residential Real Estate Loans	1,103,278	1,042,429	60,849	5.8
Residential Real Estate Loans Held for Sale	3,883	4,528	(645)	(14.2)
Earning Assets	7,442,343	7,392,494	49,849	.7
Core Deposits (Excluding Brokered CDs)	6,646,520	6,589,813	56,707	.9
Borrowed Funds (Including Brokered CDs)	663,492	737,373	(73,881)	(10.0)
Common Shareholders’ Equity	1,050,411	1,033,556	16,855	1.6

(a)	Includes $96 and $910, respectively, for other-than-temporary impairment in first quarter 2012 and fourth quarter 2011.
(b)	Assumes conversion of stock options, restricted stock and warrants.
(c)	Based on average common shareholders’ equity of $1,042,015 and $1,028,564, respectively, for March 31, 2012 and December 31, 2011.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes residential loans held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.

OLD NATIONAL BANCORP

Financial Highlights (Table B)

	Three-Months Ended
($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	March 31, 2012	March 31, 2011	Change	% Change
Income Data:
Net Interest Income	$74,273	$61,367	$12,906	21.0%
Taxable Equivalent Adjustment	3,051	3,020	31	1.0
Net Interest Income (FTE)	77,324	64,387	12,937	20.1
Fees, Service Charges and Other Revenues	48,428	41,289	7,139	17.3
Securities Gains (Losses) (a)	523	1,200	(677)	(56.4)
Derivative Gains (Losses)	182	332	(150)	(45.2)
Total Revenue (FTE)	126,457	107,208	19,249	18.0
Provision for Loan Losses	2,056	3,312	(1,256)	(37.9)
Noninterest Expense	91,287	79,925	11,362	14.2
Income before Taxes	33,114	23,971	9,143	38.1
Provision for Taxes (FTE)	11,391	7,538	3,853	51.1
Net Income	21,723	16,433	5,290	32.2
Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	.23	.17	.06	35.3
Average Diluted Shares Outstanding	94,833	94,670	163	.2
Book Value	11.10	10.39	.71	6.8
Stock Price	13.14	10.72	2.42	22.6
Performance Ratios:
Return on Average Assets	1.02%	.82%	.20%	24.4
Return on Average Common Equity (c)	8.34	6.78	1.56	23.0
Net Interest Margin (FTE)	4.20	3.62	.58	16.0
Other Expense to Revenue (Efficiency Ratio) (d)	70.88	73.58	(2.70)	(3.7)
Net Charge-offs to Average Loans (e)	.33	.27	.06	22.2
Reserve for Loan Losses to Ending Loans (e)	1.33	1.74	(.41)	(23.6)
Non-Performing Loans to Ending Loans (e)	2.77	2.90	(.13)	(4.5)
Balance Sheet:
Average Assets	$8,524,398	$8,038,362	$486,036	6.0
End of Period Balances:
Assets	8,581,058	8,085,310	495,748	6.1
Investments	2,758,366	2,696,689	61,677	2.3
Money Market Investments (f)	16,857	285,030	(268,173)	(94.1)
Commercial Loans and Leases	1,276,126	1,274,312	1,814	.1
Commercial Real Estate Loans	1,317,001	1,218,415	98,586	8.1
Consumer Loans	966,832	918,265	48,567	5.3
Residential Real Estate Loans	1,103,278	779,764	323,514	41.5
Residential Real Estate Loans Held for Sale	3,883	3,144	739	23.5
Earning Assets	7,442,343	7,175,619	266,724	3.7
Core Deposits (Excluding Brokered CDs)	6,646,520	5,986,144	660,376	11.0
Borrowed Funds (Including Brokered CDs)	663,492	887,610	(224,118)	(25.2)
Common Shareholders’ Equity	1,050,411	984,015	66,396	6.7

(a)	Includes $96 and $299, respectively, for other-than-temporary impairment in first quarter 2012 and first quarter 2011.
(b)	Assumes conversion of stock options, restricted stock and warrants.
(c)	Based on average common shareholders’ equity of $1,042,015 and $969,465, respectively, for 2012 and 2011.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes residential loans held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.
N/M	= Not meaningful.